EXHIBIT 4.1

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (the “Agreement”) is made effective this ____day of _____, ____, by and between NEWPARK RESOURCES, INC. a Delaware corporation (the “Company”), and ____________________ (“Indemnitee”), with reference to the following:

A.     Indemnitee is currently serving as a director of the Company, and the Company wishes Indemnitee to continue to serve in such capacity.

B.     The Certificate of Incorporation, as amended, and the Bylaws, as amended, of the Company provide that the Company shall indemnify its “agents” (as defined herein), including directors and officers, against specified expenses and losses arising as a result of their services as such agents, to the fullest extent permitted by the Delaware General Corporation Law (the “GCL”).

C.     Section 145(f) of the GCL provides that the indemnification provisions of the GCL are not exclusive of any rights to which a person seeking indemnification may be entitled under the Certificate of Incorporation or Bylaws of a corporation or under an agreement providing for indemnification. As part of the inducement to Indemnitee to serve as a director of the Company, the Company promised to enter into this Agreement with Indemnitee.

NOW, THEREFORE, as an inducement to Indemnitee to serve or to continue to serve as a director of the Company, the Company agrees with Indemnitee as follows:

1.     Indemnification Rights.

1.1     Indemnification. The Company shall indemnify Indemnitee if Indemnitee was or is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, any threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism, or any hearing, inquiry or investigation that Indemnitee in good faith reasonably believes might lead to the institution of any such action, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, investigative or other (hereafter, a “Claim”) (including but not limited to a proceeding by or in the right of the Company to procure a judgment in its favor) by reason of the fact that Indemnitee is or was an agent of the Company or of any other entity or enterprise for which Indemnitee served at the request of the Company, against any and all judgments, fines, penalties, amounts paid in settlement (if such settlement is approved in advance by the Company, such approval not to be unreasonably withheld) of any Claim and any federal, state, or local taxes imposed on Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement (collectively, hereinafter “Losses”), which Losses shall also include all attorneys’ fees and all other costs, expenses and obligations incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness or participant in, any such action, suit, proceeding, alternative dispute resolution mechanism, hearing, inquiry or investigation (collectively, hereinafter “Expenses”) if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in the best interests of the Company and its subsidiaries, and, in the case of a criminal proceeding, had no reasonable cause to believe that Indemnitee’s conduct was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in the best interests of the Company and its subsidiaries or that the Indemnitee had reasonable cause to believe that the Indemnitee’s conduct was unlawful.

1.2     Contribution. If the indemnification provided for in Section 1.1 above is for any reason held by a court of competent jurisdiction to be unavailable to an Indemnitee in respect of any losses, claims, damages, expenses or liabilities referred to therein (after a final judicial determination is made with respect thereto, and as to which all rights of appeal therefrom have been exhausted or lapsed), then the Company, in lieu of indemnifying Indemnitee thereunder, shall contribute to the amount paid or payable by Indemnitee as a result of such losses, claims, damages, expenses or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and Indemnitee in connection with the action or inaction that resulted in such losses, claims, damages, expenses or liabilities, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and Indemnitee in connection with the action or inaction that resulted in such losses, claims, damages, expenses or liabilities, as well as any other relevant equitable considerations. The Company and Indemnitee agree that it would not be just and equitable if contribution pursuant to this Section 1.2 were determined by pro rata or per capita allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding sentence.

1.3     Survival Regardless of Investigation. The indemnification and contribution provided for herein will remain in full force and effect regardless of any investigation made by or on behalf of Indemnitee or any officer, director, employee, agent or controlling person of Indemnitee.

2.     Mandatory Payment of Losses. To the extent that Indemnitee has been successful on the merits in defense of any action, suit, proceeding, inquiry or investigation referred to in Section 1.1 or in defense of any claim, issue or matter therein, Indemnitee shall be indemnified against all Losses incurred by Indemnitee in connection therewith to the fullest extent allowed by law.

3.     Expenses; Indemnification Procedure.

3.1     Advance of Expenses. At the times specified in Section 3.4(a) hereof, the Company shall advance all expenses incurred by Indemnitee in defending any proceeding prior to the final disposition of such proceeding. Indemnitee hereby undertakes to repay such amounts advanced if it shall be determined ultimately that Indemnitee is not entitled to be indemnified by the Company. No other form of undertaking shall be required other than the execution of this Agreement.

3.2     Notice/Cooperation by Indemnitee. As a condition precedent to Indemnitee’s right to be indemnified under this Agreement, Indemnitee shall give the Company notice in writing as soon as practicable of any claim made against Indemnitee for which indemnification will or could be sought under this Agreement. Notice to the Company shall be directed to the Secretary of the Company at the address shown on the signature page of this Agreement (or such other address as the Company shall designate in writing to Indemnitee). Delay in providing notice shall not preclude Indemnitee from asserting his rights under this Agreement unless, and only to the extent that, such delay causes actual loss to the Company. Indemnitee shall give the Company such information and cooperation as it may reasonably require and as shall be within Indemnitee’s reasonable ability to provide.

3.3     Determination of Standard of Conduct.

(a)     It shall be a defense to any claim by Indemnitee for indemnification hereunder and to any action brought by Indemnitee pursuant to Section 3.4(a) (other than a claim or action to enforce a claim for expenses incurred in connection with any proceeding in advance of its final disposition) that Indemnitee has not met the standard of conduct which makes it permissible for the Company to indemnify Indemnitee for the amount claimed, but the burden of proving such defense (by clear and convincing evidence) shall be on the Company, and Indemnitee shall be entitled to receive interim payments of expenses pursuant to Section 3.1 unless and until such defense is finally adjudicated by court order or judgment from which no further right of appeal exists. It is the parties’ intention that, if the Company contests Indemnitee’s right to indemnification, the question of Indemnitee’s right to indemnification shall be for the court to decide, and neither the failure of the Company (including its Board of Directors, any committee or subgroup of the Board of Directors, independent legal counsel, or its stockholders) to have made a determination that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Company (including its Board of Directors, any committee or subgroup of the Board of Directors, independent legal counsel, or its stockholders) that Indemnitee has not met such standard of conduct, shall create a presumption that Indemnitee has or has not met the applicable standard of conduct. Except as provided in Sections 2 and 3.1, Indemnitee shall be indemnified by the Company under this Agreement unless it shall be determined by a court of competent jurisdiction that indemnification of Indemnitee is improper under the circumstances of the particular proceeding because the Indemnitee has not met the applicable standard of conduct set forth in Section 1.

(b)     No indemnification or advance shall be made under this Agreement, except as provided in Section 2 or Section 3.1, in any circumstance where it appears that it would be inconsistent with any condition expressly imposed by a court in approving a settlement.

3.4     Certain Procedural Matters.

(a)     Any indemnification and advances provided for in this Agreement shall be made no later than thirty (30) days after receipt of the written request of Indemnitee. If a claim under this Agreement, under any statute, or under any provision of the Company’s Certificate of Incorporation or Bylaws providing for indemnification is not paid in full by the Company within thirty (30) days after a written request for payment thereof has first been received by the Company, Indemnitee may, but need not, at any time thereafter bring an action against the Company to recover the unpaid amount of the claim, and, subject to Section 15 of this Agreement, Indemnitee shall also be entitled to be paid for the expenses of bringing such action.

(b)     Notice to Insurers. If, at the time of the receipt of a notice of a claim pursuant to Section 3.2 hereof, the Company has director and officer liability insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies. If the Company fails to take such action on Indemnitee’s behalf, Indemnitee may do so, whereupon the Company shall indemnify Indemnitee against all expenses incurred by Indemnitee in connection with any proceeding brought by Indemnitee against the insurers for recovery under any such insurance.

(c)     Selection of Counsel. The Company shall be entitled to assume the defense of any proceeding with respect to which it is obligated to advance expenses pursuant to Section 3.1, with counsel reasonably satisfactory to Indemnitee, upon the delivery to Indemnitee of written notice of its election to do so. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Company, the Company will not be liable to advance counsel fees to Indemnitee with respect to the same proceeding, provided that (i) Indemnitee shall have the right to employ his or her counsel in any such proceeding at Indemnitee’s expense; and (ii) if (A) the employment of counsel by Indemnitee has been previously authorized by the Company, (B) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and Indemnitee in the conduct of any such defense, or (C) the Company shall not, in fact, have employed counsel to assume the defense of such proceeding, then the fees and expenses of Indemnitee’s counsel shall be at the expense of the Company.

(d)     Settlement of Claims. The Company shall not be liable to Indemnitee under this Agreement for any amounts paid in settlement of any threatened or pending claim related to an event that is indemnifiable hereunder effected without the Company’s prior written consent, which shall not be unreasonably withheld. The Company shall not settle any such claim in any manner that would impose any losses on the Indemnitee that are not indemnified hereunder without the Indemnitee’s prior written consent.

4.     Additional Indemnification Rights; Non-exclusivity.

4.1     Scope. Notwithstanding any other provision of this Agreement, the Company hereby agrees to indemnify the Indemnitee to the fullest extent permitted by law (in effect at any time between the date the Indemnitee became an agent of the Company and the date the claim is resolved) notwithstanding that such indemnification is not specifically authorized by the other provisions of this Agreement, the Company’s Certificate of Incorporation, Bylaws or by statute. In the event of any change after the date of this Agreement in any applicable law, statute or rule which expands the right of a Delaware corporation to indemnify a member of its Board of Directors or an officer or other agent, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits afforded by such change. In the event of any change in any applicable law, statute or rule which narrows the right of a Delaware corporation to indemnify a member of its Board of Directors or an officer or other agent, such changes, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement, shall have no effect on this Agreement or the parties’ rights and obligations hereunder.

4.2     Other Rights Authorized. The indemnification provided by this Agreement shall not be exclusive of (a) any additional rights to indemnification for breach of duty to the Company and its stockholders while acting in the capacity of a director, officer, agent or employee of the Company or of any other entity or enterprise for which Indemnitee served at the request of the Company or (b) any other rights to which Indemnitee may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in Indemnitee’s official capacity and as to action in another capacity while holding such office, in each case, to the extent such additional rights to indemnification are authorized in the Company’s Certificate of Incorporation. The indemnification provided under this Agreement shall continue as to Indemnitee for any action taken or not taken while serving in an indemnified capacity even though Indemnitee may have ceased to serve in such capacity at the time of any covered proceeding.

5.     Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the expense, judgments, fines or penalties actually or reasonably incurred by him or her in the investigation, defense, appeal or settlement of any civil or criminal action, suit or proceeding, but not for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion of such expenses, judgments, fines or penalties to which Indemnitee is entitled.

6.     Mutual Acknowledgement. Both the Company and Indemnitee acknowledge that in certain instances, Federal law or applicable public policy may prohibit the Company from indemnifying its directors, officers and agents under this Agreement or otherwise. Indemnitee understands and acknowledges that the Company has undertaken or may be required in the future to undertake with the Securities and Exchange Commission to submit the question of indemnification to a court in certain circumstances for a determination of the Company’s right under public policy to indemnify Indemnitee.

7.     Charter Provisions. The Company at all times shall have and maintain in its Certificate of Incorporation or Bylaws, or both, as necessary in order to be effective under the GCL, provisions for exculpating directors from liability and for indemnifying officers, directors, employees and agents, in each case to the fullest extent permitted under the GCL, which provisions shall not be amended except as required by applicable law or except to make changes, permitted by law, that would enlarge Indemnitee’ s right of indemnification.

8.     Officer and Director Liability Insurance. For the duration of Indemnitee’s service as a director[/officer] of the Company, and thereafter for so long as Indemnitee shall be subject to any pending Claim for which Indemnitee is entitled to indemnification by the Company, the Company shall use commercially reasonable efforts (taking into account the scope and amount of coverage available relative to the cost thereof) to continue to maintain in effect policies of directors’ and officers’ liability insurance providing coverage that is at least substantially comparable in scope and amount to that provided by the Company’s current policies of directors’ and officers’ liability insurance. In all policies of directors’ and officers’ liability insurance maintained by the Company, Indemnitee shall be named as an insured in such a manner as to provide Indemnitee the same rights and benefits as are provided to the most favorably insured of the Company’s directors[, if Indemnitee is a director, or of the Company’s officers, if Indemnitee is an officer (and not a director)] by such policy. Upon request, the Company will provide to Indemnitee copies of all directors’ and officer’s liability insurance applications, binders, policies, declarations, endorsements and other related materials. The Company shall not be liable under this Agreement to make any payment to Indemnitee in respect of any Losses to the extent Indemnitee has otherwise received payment under any insurance policy of the amounts otherwise indemnifiable by the Company hereunder.

9.     Severability. Nothing in this Agreement is intended to require or shall be construed as requiring the Company to do or fail to do any act in violation of applicable law. The Company’s inability, pursuant to court order, to perform its obligations under this Agreement shall not constitute a breach of this Agreement. The provisions of this Agreement shall be severable as provided in this Section 9. If this Agreement or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify Indemnitee to the full extent permitted by any applicable portion of this Agreement that shall not have been invalidated, and the balance of this Agreement not so invalidated shall be enforceable in accordance with its terms.

10.     Exceptions. Any other provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement:

10.1     To indemnify for Losses or advance Expenses to Indemnitee with respect to proceedings or claims initiated or brought voluntarily by Indemnitee and not by way of defense, except with respect to proceedings brought to establish or enforce a right to indemnification under this Agreement, the Company’s Certificate of Incorporation or Bylaws or any other statute or law or otherwise as required or permitted under Section 145 of the GCL, but such indemnification of Losses or advancement of Expenses may be provided by the Company in specific cases if the Board of Directors has approved the initiation or bringing of such suit; or

10.2     To indemnify Indemnitee for any Losses or Expenses incurred by the Indemnitee with respect to any proceeding instituted by Indemnitee to enforce or interpret this Agreement, if a court of competent jurisdiction determines that each of the material assertions made by the Indemnitee in such proceeding was not made in good faith or was frivolous; or

10.3     To indemnify Indemnitee for Expenses or liabilities or Losses of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) which have been paid directly to Indemnitee by an insurance carrier under a policy of officers’ and directors’ liability insurance maintained by the Company; or

10.4     To indemnify Indemnitee for Expenses and the payment of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any similar successor statute; or

10.5     To indemnify Indemnitee for any act, omission or transaction listed in the exceptions to waiver of personal liability of a director set forth in Section 102(b)(7) of the GCL; or

10.6     To indemnify Indemnitee for Losses or advance Expenses for Indemnitee’s reimbursement to the Company of any bonus or other incentive-based or equity-based compensation previously received by Indemnitee or payment of any profits realized by Indemnitee from the sale of securities of the Company, as required in each case under the Exchange Act (including any such reimbursements under Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) in connection with an accounting restatement of the Company or the payment to the Company of profits arising from the purchase or sale by Indemnitee of securities in violation of Section 306 of the Sarbanes-Oxley Act).

11.     Construction of Certain Phrases.

11.1     For purposes of this Agreement, “agent” means any person who is or was a director, officer, employee or other agent of the Company, or is or was serving at the request of the Company as a director, member of a committee of the Board of Directors, officer, employee or agent of another foreign or domestic corporation which was a predecessor corporation of the Company or of another enterprise at the request of such predecessor corporation; and “proceeding” means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative.

11.2     For purposes of this Agreement, “person” means any individual, and any domestic or foreign corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or any agency or instrumentality thereof; and “predecessor or acquired person” means a person which was a predecessor of the Company or a majority of whose equity interests or assets is or was acquired by the Company.

11.3     For purposes of this Agreement, references to the “Company” shall include any subsidiary of the Company and, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that if Indemnitee is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, Indemnitee shall stand in the same position under the provisions of this Agreement with respect to the resulting or surviving corporation as Indemnitee would have with respect to such constituent corporation if its separate existence had continued.

11.4      For purposes of this Agreement, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on Indemnitee with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a director, member of a committee of the Board of Directors officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee or agent with respect to any employee benefit plan, its participants, or beneficiaries; and if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan, Indemnitee shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Agreement.

12.     Duration. All agreements and obligations of the Company contained herein shall continue during the period that Indemnitee is a director of the Company (or is serving at the request of the Company as a director, officer, employee, member, trustee or agent of any other enterprise) and shall continue thereafter (i) so long as Indemnitee may be subject to any possible claim relating to any matter for which Indemnitee is entitled to indemnification hereunder and (ii) throughout the pendency of any proceeding (including any rights of appeal thereto) commenced by Indemnitee to enforce or interpret his rights under this Agreement, even if, in either case, he may have ceased to serve in such capacity at the time of any such claim or proceeding.

13.     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

14.     Successors and Assigns. This Agreement shall be binding upon the Company and its successors and assigns, and shall inure to the benefit of Indemnitee and the heirs, executors, and administrators of the Indemnitee.

15.     Attorneys’ Fees. In the event that any action is instituted by Indemnitee under this Agreement to enforce or interpret any of the terms hereof, Indemnitee shall be entitled to be paid all court costs and expenses, including reasonable attorneys’ fees, incurred by Indemnitee with respect to such action, unless as a part of such action, the court of competent jurisdiction determines that each of the material assertions made by Indemnitee as a basis for such action was not made in good faith or was frivolous. In the event of an action instituted by or in the name of the Company under this Agreement, or to enforce or interpret any of the terms of this Agreement, Indemnitee shall be entitled to be paid all court costs and expenses, including attorneys’ fees, incurred by Indemnitee in defense of such action (including with respect to Indemnitee’s counterclaims and cross-claims made in such action), unless as a part of such action the court determines that each of Indemnitee’s material defenses to such action was not made in good faith or was frivolous.

16.     Notice. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (a) if delivered by hand and receipted for by the party addressed, on the date of such receipt, or (b) if mailed by domestic certified or registered mail with postage prepaid, on the third business day after the date postmarked. Addresses for notice to either party are as shown on the signature page of this Agreement, or as subsequently modified by written notice.

17.     Choice of Law. This Agreement shall be governed by and its provisions construed in accordance with the laws of the State of Delaware, as applied to contracts between Delaware residents entered into and to be performed entirely within Delaware.

18.     Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee who shall execute all documents required and shall do all acts that may be necessary to secure such rights and to enable the Company effectively to bring suit to enforce such rights.

19.     Amendment and Termination. No amendment, modification, termination or cancellation of this Agreement shall be effective unless it is in writing signed by all parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

NEWPARK RESOURCES, INC. (the “Company”)
2700 Research Forest Drive, Suite 100
The Woodlands, Texas 77381

By:
, Chairman of the Board

AGREED TO AND ACCEPTED:

(“Indemnitee”)
Name:
Address:

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